EXHIBIT 99.1

Question and Answer Portion of the
National Penn Bancshares, Inc. Year End 2008
Earnings Conference
Thursday, January 29, 2009 – 1:00 p.m. ET

Glenn E. Moyer; National Penn Bancshares; President & CEO
Scott V. Fainor, National Penn Bancshares; SEVP & COO
Michael R. Reinhard; National Penn Bancshares; GEVP & CFO
Michelle H. Debkowski; National Penn Bancshares; EVP & IR Officer

QUESTIONS AND ANSWER SEGMENT

Glenn Moyer:  This ends our planned remarks….Before we go to questions and answers, we do have one correction to make, Mike, based on your comments.

Michael Reinhard:  Thank you Glenn, I need to clarify one item. I mentioned the non-cash other than temporary impairment charge three times during my comments. Two of those times I correctly said $79.50 million pre-tax; the other time I stated an incorrect amount. The correct amount is $79.50 million pre-tax.

Glenn Moyer:  Okay.  Thanks, Mike.  We’ll now address questions that have been received at this point.  Questions that may be received after this point will be addressed as possible in the public filing of the transcript of our question and answer segment.  Michelle?

Michelle Debkowski:  Thank you, Glenn.  We have several questions that were presented during the webcast.  Mike, I’ll begin with you.  Mike, what are current CD rates looking like?

Michael Reinhard:  Our current CD rates range between 1.39% for a three-month CD and 3.25% for a 30-month CD.  The predominant area of interest by our customers is in the 13-month category, currently at a rate of 2.75%.

Michelle Debkowski: And, continuing with CDs, what amount of the CD base will re-price in first quarter ’09 or did in late fourth quarter ’08 that would benefit the cost of deposits in first quarter ‘09?

Michael Reinhard: Approximately $452 million will re-price in the first quarter of 2009 and those dollars currently carry a rate of 3.42%.

Michelle Debkowski:  Mike, what is the remaining trust-preferred balance and exposure?

Michael Reinhard: The remaining total exposure to trust-preferred CDO pools is approximately $84 million.

Michelle Debkowski:  Thank you. What is the level at which you are holding the NPB Capital Trust II, relative to its book value?

Michael Reinhard: NPB Capital Trust II was valued at $19.25 at year end versus a par value of $25.00.

Michelle Debkowski: A question related to the TARP program participation; can we ever show a profit after paying the 5% interest on the preferred stock?

Michael Reinhard: Obviously, the $7.5 million annual dividend that will be paid on the TARP Capital, in and of itself, is dilutive to earnings per share available to common shareholders. But, to the extent that this is capital, it can be leveraged at a level to both overcome the dilutive effect and still be accretive to our capital ratios.

Michelle Debkowski: Glenn, I’ll ask you the next question.  Is the fact that 55% of our common stock is held by institutions good or bad?

Glenn Moyer:  As National Penn has grown and evolved, we have enjoyed a diverse shareholder base of both retail and institutional investors.  Regardless of category, our approach has been and will continue to be focused on building shareholder value, on a total return basis, over the longer term.  Our selection, in February 2008, to be placed in the S&P SmallCap 600 Index has increased liquidity in our stock and attracted more institutional investors - both of which we consider positive for our overall investor group.

Michelle Debkowski: Thank you, Glenn.  Mike, a couple of questions back to you.  What is the size and rating of the trust-preferreds and where are they being carried?

Michael Reinhard:  The ten pools of our 23 total pools that had other-than-temporary impairments were marked down to $0.174 on the dollar.

Michelle Debkowski:  Are there any other esoteric securities, CDOs, CMBs?

Michael Reinhard:  We have one - literally, one - private label mortgage-backed security.  It’s approximately $4 million.  We do have some concerns about this security and we are actively monitoring it.

Michelle Debkowski:  And Mike, was there a dividend cut of a quarter cent?  The most recently announced dividend was $0.17, but the prior quarter was $0.1725.

Michael Reinhard:  $0.17 is now the maximum amount allowable under National Penn’s participation in the U. S. Treasury’s Capital Purchase Program.  The $0.1725 paid in the fourth quarter 2008 was unable to be continued under the Treasury’s rules, as it was after their effective date.

Michelle Debkowski:  Glenn, is there an expectation for dividend cuts?

Glenn Moyer:  We have this item, Michelle, coming up embedded in a couple of different questions. Let me just comment.  First of all, we are committed to maintaining our current cash dividend.  We know that this quarterly payment is important to our shareholders. While our Board makes the cash dividend decision on a quarterly basis, and we cannot guarantee future performance, I can assure you we will be working hard to keep our focus on our core earnings, which we feel is the best basis for us to calculate future dividends.

Michelle Debkowski: And Glenn, tangible common equity to tangible assets is now at 5.1%.  Is there a potential for a capital raise?

Glenn Moyer:   And again, we have this coming in, in a couple of questions so let me kind of group those together and make a comment.  First and foremost, we intend to stay “well capitalized,” as we are now.  We want to be able to, as they say, play offense when opportunities arise.  We believe there are going to be some opportunities for the strong and forward-looking companies, and we want to view ourselves as being one of those. So we will stay well-prepared to raise additional capital when the capital markets improve.  In the meantime, we are going to stay focused on core earnings and growing capital through steps like we mentioned where we enhanced our dividend reinvestment plan.  To date, our current shareholders have made an additional $9.9 million of investments over the first three months of the program.  We think that’s a real positive and hope that it will continue.

Michelle Debkowski:  Thank you.  Mike, is there a potential for a goodwill impairment charge?

Michael Reinhard:  Our impairment analysis for 2008, which was performed by an independent valuation firm, indicated no goodwill impairment at this time.

Michelle Debkowski:  Thank you.  Scott, a question for you:  Where, geography-wise, are you seeing the most stress from the credit standpoint?

Scott Fainor:  Thank you, Michelle.  The only geographical concentration in terms of credit stress is in our commercial residential-construction portfolio in Philadelphia and the surrounding counties.  Montgomery, Delaware, and Chester counties seem to have the greatest pressure because of the higher level of speculative building that took place in those markets.

Michelle Debkowski:  Mike, I have a few questions to come back to you for.  When the OTTI occurred, how much was taken back into the OCI mark of the original $28.9 million after-tax that was there when the security got transferred to held-to-maturity?

Michael Reinhard:  The effect on other comprehensive income for the securities that had the other-than-temporary impairment was $17.1 million.

Michelle Debkowski: NIM [net interest margin] compression was significant during the quarter.  How much of the loan portfolio is tied to prime and is net interest margin going to continue to come under pressure?

Michael Reinhard: Well, the significance was mostly caused by the $2.71 million reversal related to the trust-preferred securities that had other-than-temporary impairment.  Our margin for the quarter would have been 3.46% without that reversal.  Beyond that, our outlook for the net interest margin is for continued pressure in 2009, due to anticipated difficulty in reducing funding costs more than the reduction in asset yields, and a reduction in the amortization of the KNBT fair value marks by eight basis points during 2009.

Michelle Debkowski:  One final question for you, Mike, and then one for you, Scott.  The gain on National Penn’s capital trust preferred - where was that gain recognized on the income statement?

Michael Reinhard: It was reported in the line item called net gains (losses) from fair value changes and it was [approximately] $6.5 million.

Michelle Debkowski:  And Scott, provisioning expense levels - where do you see them going from the current significant increase during the last quarter?

Scott Fainor: We finished 2008 at a 0.46% charge-off level.  We expect 2009 performance to be similar with some additional pressure, but expect the provision expense to be at least a dollar for dollar match.

Michelle Debkowski:  That ends our webcast today.  Thank you all for joining us.

END

As indicated at the beginning of the question and answer segment of National Penn’s earnings webcast, questions received after the end of planned remarks are addressed, as possible, in this public transcript filing.  Accordingly, the following questions and answers are included herein:

Q.  How much of your unrealized losses does your trust-preferred portfolio represent?

A.  Of the accumulated other comprehensive loss of $24.1 million at December 31, 2008, the trust-preferreds in our held-to-maturity portfolio represented unrealized losses of approximately $38 million.  These unrealized losses were offset by approximately $14 million of unrealized gains in other areas of our investment portfolio.

Q.  What were impaired loans under Financial Accounting Standard 114 as of December 31, 2008?

A.  Impaired loans totaled approximately $32.6 million at December 31, 2008.